Exhibit 5.1

Aon plc

Metropolitan Building

James Joyce Street

Dublin 1

Ireland

Our ref
FBO/SCC 659500-10	12 May 2020

Dear Sirs

Registration Statement on Form S-3 of Aon plc

We have acted as Irish counsel to Aon plc, a public limited company incorporated under the laws of Ireland (company number 604607) (the “Company”), in connection with the filing by the Company on the date hereof of a registration statement on Form S-3 (the “Registration Statement”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), to which this opinion is an exhibit, with the U.S. Securities Exchange Commission (the “Commission”), pursuant to which the Company will register, under the Securities Act, an indeterminate number of (i) senior debt securities of the Company (the “Company Debt Securities”), (ii) class A ordinary shares of $0.01 each (nominal value) in the capital of the Company (the “A Ordinary Shares”), (iii) preference shares of $0.01 each (nominal value) in the capital of the Company (the “Preference Shares”, and together with the A Ordinary Shares, the “Shares”), (iv) share purchase contracts and share purchase units of the Company (the “Share Purchase Contracts and Units”) (v) senior debt securities of Aon Global Holdings plc (“AGH”), a public limited company incorporated under the laws of England and Wales (“AGH Debt Securities”), (vi) senior debt securities of Aon Corporation, a Delaware Corporation (“Aon Corporation Debt Securities”) and (vii) the related guarantees of each of the Company Debt Securities, the AGH Debt Securities and the Aon Corporation Debt Securities (the “Guarantees” and together with the Company Debt Securities, the A Ordinary Shares, the Preference Shares, the Share Purchase Contracts and Units, the AGH Debt Securities and the Aon Corporation Debt Securities, the “Securities”), in order to facilitate future offerings of Securities.

The Company Debt Securities will be issued under a form of indenture filed with the Commission as an exhibit to the Registration Statement, which is to be entered into among the Company, as issuer, AGH, Aon plc, a public limited company incorporated under the laws of England and Wales to be re-registered as a private limited company and renamed Aon Global Limited (“AGL”), and Aon Corporation, a Delaware corporation, as guarantors, and the Bank of New York Mellon Trust Company N.A. (the “Trustee”), as trustee (the “Company Indenture”).

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The AGH Debt Securities will be issued under a form of indenture filed with the Commission as an exhibit to the Registration Statement, which is to be entered into among AGH, as issuer, the Company, AGL and Aon Corporation, as guarantors, and the Trustee, as trustee (the “AGH Indenture”).

The Aon Corporation Debt Securities will be issued under an amended and restated indenture, dated 1 April 2020, among Aon Corporation, as issuer, the Company, AGH and AGL, as guarantors, and the Trustee, as trustee (the “Aon Corporation Indenture”, and together with the Company Indenture and the AGH Indenture, the “Indentures”).

In connection with this Opinion, we have reviewed the corporate resolutions, records and other documents and searches listed in Schedule 1 to this Opinion (the “Documents”).

Based on the foregoing, and subject to the assumptions, qualification and limitations set out in Schedule 2, Schedule 3 and elsewhere in this Opinion, we are of the opinion that:

1.	the Company is a public limited company, duly incorporated and validly existing under the laws of Ireland;

2.

the A Ordinary Shares, when issued in accordance with all necessary corporate action of the Company (including a valid resolution of the board of directors of the Company or a duly appointed committee thereof) and the provisions of the Company’s constitution and any applicable prospectus or prospectus supplement, and subject to receipt by the Company of the full consideration payable therefor, will be validly issued, fully-paid and non-assessable (“non-assessable” is a phrase which has no defined meaning under Irish law, but, for the purposes of this Opinion, shall mean that the registered holders of shares are not subject to calls for additional payments on such shares);

3.

the Preference Shares, when issued in accordance with all necessary corporate action of the Company (including a valid resolution of the board of directors of the Company or a duly appointed committee thereof) and the provisions of the Company’s constitution and any applicable prospectus or prospectus supplement, and subject to receipt by the Company of the full consideration payable therefor, will be validly issued, fully-paid and non-assessable;

4.

the Company Debt Securities, when issued in accordance with all necessary corporate action of the Company (including a valid resolution of the board of directors of the Company or a duly appointed committee thereof) and the provisions of the Company’s constitution, the Company Indenture and any applicable prospectus or prospectus supplement, and subject to receipt by the Company of the full consideration payable therefor, will be validly issued;

5.

the Share Purchase Contracts and Units, when issued in accordance with all necessary corporate action of the Company (including a valid resolution of the board of directors of the Company or a duly appointed committee thereof) the provisions of the Company’s constitution and any applicable prospectus or prospectus supplement, and subject to receipt by the Company of the full consideration payable therefor, will be validly issued; and

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6.

the Guarantees provided by the Company under each of the Indentures have been duly authorised by the Company and constitute, or when executed by the Company will constitute, valid and binding obligations of the Company.

This Opinion is based upon, and limited to, the laws of Ireland and is in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein. We have assumed without enquiry that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect our opinion as stated herein. We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland or the effect thereof. This Opinion is expressed as of the date hereof and we assume no obligation to update this Opinion.

This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Registration Statements and may not be relied upon by any other person without our prior written consent. This Opinion is confined strictly to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement and to the reference to Matheson therein. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

This Opinion and the opinions given in it are governed by, and construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Matheson

MATHESON

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Schedule 1

The Documents

1.

Copy certificate of incorporation of the Company dated 23 May 2017, certificate of incorporation on change of name of the Company dated 5 November 2019 and certificate of incorporation on re-registration of the Company as a public limited company dated 18 March 2020.

2.	Copy constitution of the Company adopted by special resolution passed on 31 March 2020.

3.	Copy written resolutions of the board of directors of the Company passed on 30 March 2020, 31 March 2020 and 1 April 2020.

4.	The Registration Statement.

5.	The form of Company Indenture filed with the Commission as an exhibit to the Registration Statement.

6.	The form of AGH Indenture filed with the Commission as an exhibit to the Registration Statement.

7.	A copy of the Aon Corporation Indenture.

8.

Searches carried out by independent law researchers on our behalf against the Company on 12 May 2020 in (a) the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, (b) the Judgments’ Office of the Central Office of the High Court of Ireland and (c) the Companies Registration Office (the “Searches”).

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Schedule 2

Assumptions

For the purposes of this Opinion, we have assumed:

1.	The truth and accuracy of the contents of the Documents as to factual matters, but have made no independent investigation regarding such factual matters.

2.	All signatures, initials, seals and stamps contained in, or on, the Documents submitted to us are genuine.

3.

All Documents submitted to us as originals are authentic and complete and all Documents submitted to us as copies (including without limitation any document submitted to us as a .pdf, or any other format, attachment to an email) are complete and conform to the originals of such Documents, and the originals of such Documents are authentic and complete.

4.	The Company Indenture and the AGH Indenture will be executed by all parties in the forms we have examined for the purposes of this Opinion.

5.

Each party to the Indentures (other than the Company) has the due and requisite capacity, power and authority to enter into, execute and perform its obligations under the Indentures to which it is, or shall become, a party.

6.	All Documents dated on or prior to the date hereof and on which we have expressed reliance have not been revoked or amended and remain accurate.

7.	The resolutions of the board of directors of the Company on which we have expressed reliance have not been amended or rescinded and are in full force and effect.

8.

The Company will derive a commercial benefit from entering into the Indentures and any other document referred to in, or contemplated by, the Registration Statement and issuing Securities thereunder commensurate with the obligations undertaken by it thereunder.

9.

At the time of the allotment and issue of any Shares, the Company will have a sufficient number of authorised but unissued Shares of the relevant class in its share capital (being at least equal to the number of Shares of the relevant class to be allotted and issued).

10.

At the time of the allotment and issue of any Shares (or the grant of any right to subscribe for, or convert any security into, Shares (a “convertible right”)), to the extent required, (a) the directors of the Company will, in accordance with section 1021 of the Companies Act 2014 of Ireland (the “Companies Act”), have been generally and unconditionally authorised by the shareholders of the Company to allot a sufficient number of “relevant securities” (within the meaning of that section) (being at least equal to the number of Shares the subject of such allotment and issuance or grant of a convertible right) and (b) the directors of the Company will, in accordance with section 1023 of the Companies Act, have been empowered by the shareholders of the Company to allot and issue such Shares or to grant such convertible rights as if section 1022(1) did not apply to such allotment and issuance or grant.

11.

Where treasury shares are being re-issued, the maximum and minimum prices of re-issue shall have been determined in advance at a general meeting of the Company in accordance with the requirements of section 1078 of the Companies Act.

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12.

No Share will be allotted and issued for less than its nominal value, and no Share will be allotted and issued for consideration other than cash other than in accordance with the provisions of sections 1027, 1028 and 1029 of the Companies Act.

13.

No Share will be allotted and issued: (a) for consideration of an undertaking from any person that he, she or another will do work or perform services for the Company or for any other person, (b) for consideration otherwise than in cash that includes an undertaking which is to be or may be performed more than five years after the date of allotment or (c) for other consideration which, from time to time, is not considered good or adequate consideration.

14.	A Share shall be issued by the entry of the name of the registered holder thereof in the register of members of the Company confirming that such Share has been issued fully paid-up.

15.

The Company shall not, by virtue of or in connection with any Securities to be allotted and issued by it, give any financial assistance, as contemplated by sections 82 and 1043 of the Companies Act for the purpose of any acquisition of Shares, save as permitted by, or pursuant to an exemption to, the said sections 82 and 1043.

16.

The Company together with any other entity whose obligations are guaranteed by it under the Indentures together comprise a “group” for the purposes of section 243 of the Companies Act and any person that subsequently becomes an issuer or a guarantor under the Indentures will also be a member of such group.

17.

The obligations expressed to be assumed by each party to the Indentures are legal, valid, binding and enforceable obligations under all applicable laws and in all applicable jurisdictions, other than, in the case of the Company, the laws of Ireland and the jurisdiction of Ireland.

18.

If any obligation of any of the parties under the Indentures is to be performed in any jurisdiction other than Ireland, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction and there are no provisions of the laws or public policy of any jurisdiction outside Ireland which would be contravened by the execution or performance of the Indentures or which would render their performance ineffective by virtue of the laws of that jurisdiction.

19.

The Indentures and the transactions contemplated thereby and the payments to be made thereunder are not and will not be affected by any financial restrictions or sanctions arising from orders made by the Minister for Finance under the Financial Transfers Act 1992 and/or section 42 of the Criminal Justice (Terrorist Offences) Act 2005 or the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010.

20.

No authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the agreements or arrangements referred to in the Registration Statement or with respect to any issue offer or sale of the Securities are or will be required to be obtained, that the Securities will conform with the descriptions and restrictions contained in the Registration Statement, subject to such changes as may be required in order to comply with any requirement of Irish law, the selling restrictions contained therein have been and will be at all times observed and that the Securities will comply with the terms of any agreements relating to the Securities.

21.

The creation, issuance, offering or sale, including the marketing, of any Securities will be made, effected and conducted in accordance with and will not otherwise violate any applicable laws and regulations of any jurisdiction, including Ireland or supra-national authority, including, without limitation: (i) the securities laws and regulations of any jurisdiction or supra-national

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authority which impose any restrictions, or mandatory requirements, in relation to the offering or sale of Securities to the public in any jurisdiction, including the obligation to prepare a prospectus or registration document relating to the Securities and (b) any requirement or restriction imposed by any court, governmental body or supra-national authority having jurisdiction over the Company or the members of its group.

22.

That: (a) the Company will be fully solvent at the time of and immediately following the issue of any Securities; (b) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Securities; (c) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of any Securities and (d) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to the Company prior to the issue of any Securities.

23.

The information disclosed by the Searches was accurate and complete as of the date the Searches were made and has not been altered, and the Searches did not fail to disclose any information which had been delivered for registration but which did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered. No additional matters would have been disclosed by searches being carried out since that time.

24.

No proceedings have been or will be instituted or injunction granted against the Company to restrain it from issuing any Securities and the issue of same would not be contrary to any state, government, court, state or quasi-governmental agency, licencing authority, local or municipal government body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement.

25.	The absence of fraud and the presence of good faith on the part of all parties to the Documents and their respective officers, employees, agents and advisors.

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Schedule 3

Qualifications

The opinions in this Opinion are subject to the following qualifications:

1.

A search at the Companies Registration Office is not conclusively capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner, receiver or liquidator has been presented or a resolution passed for the winding up of the Company. A search on the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland is not capable of revealing whether or not a receiver has been appointed.

2.

Whilst each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters. Similarly whilst a petition to wind up may be revealed by a search on Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, the making of a winding up order may not be filed on the Index immediately and therefore our searches may not have revealed such matters.

3.

The position reflected in the Searches may not be fully up to date (and this risk may be higher while emergency measures introduced by the Irish Government in light of the COVID-19 pandemic remain in place).

4.

The expressions “validly” and “valid and binding” when used in this Opinion mean that the obligations expressed to be assumed are of a type which the courts of Ireland will treat as valid and binding. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, enforcement of obligations may be:

(a)

limited by general principles of equity, in particular, equitable remedies (such as an order for specific performance or an injunction) which are discretionary and are not available where damages are considered to be an adequate remedy;

(b)

subject to any limitations arising from examinership, administration, bankruptcy, insolvency, moratoria, receivership, liquidation, reorganisation, court scheme of arrangement, arrangement and similar laws affecting the rights of creditors;

(c)	limited by the provisions of the law of Ireland applicable to contracts held to have been frustrated by events happening after their execution;

(d)

invalidated if and to the extent that performance or observance arising in a jurisdiction outside Ireland would be unlawful, unenforceable, or contrary to public policy or to the exchange control regulations under the law of such jurisdiction;

(e)	invalidated by reason of fraud; and

(f)	barred under the Statutes of Limitations of 1957 (as amended from time to time) or may be or become subject to the defence of set-off or counterclaim.

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5.

The Companies Act prohibits certain steps being taken except with the leave of the court against a company after the presentation of a petition for the appointment of an examiner. This prohibition continues if an examiner is appointed for so long as the examiner remains appointed (maximum period of one hundred days or such period as the court in question may determine). Prohibited steps include steps taken to enforce any security over the company’s property, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the company or its property and the appointment of a receiver.

6.

Under the provisions of the Companies Act, an examiner can be appointed on a petition to the Circuit Court, if certain criteria are met. It is not possible for anyone other than a party to the relevant proceedings or the solicitors on record for such parties to inspect the Circuit Court files to ascertain whether a petition for the appointment of an examiner has been made in the Circuit Court, and we have made no searches or enquiries in this regard in respect of the Company.

7.

A contractual provision conferring or imposing a remedy or an obligation consequent upon default may not be enforceable if it were construed by an Irish court as being a penalty, particularly if it involved enforcing an additional pecuniary remedy (such as a default or overdue interest) referable to such default and which does not constitute a genuine and reasonable pre-estimate of the damage likely to be suffered as a result of the default in payment of the amount in question or the termination in question; further, recovery may be limited by laws requiring mitigation of loss suffered.

8.

An Irish court may not give effect to an indemnity given by any party to the extent it is in respect of legal costs incurred by an unsuccessful litigator or to the extent that it is in respect of litigation costs which are not awarded by the court.

9.

In the event of any proceedings being brought in an Irish court in respect of a monetary obligation expressed to be payable in a currency other than euro, an Irish court would have the power to give a judgment to pay a currency other than euro but may decline to do so in its discretion and an Irish court might not enforce the benefit of currency conversion or indemnity clauses and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, the law of Ireland may require that all claims or debts be converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding up.

10.	This Opinion does not deal with the tax treatment of interest, if any, that arises by reason of late payment of amounts due pursuant to any contract.

11.

The treatment of guarantee payments for Irish withholding tax purposes is not certain. Certain case law having persuasive authority suggests that a guarantor could have an obligation to deduct tax from guarantee payments, where the underlying guaranteed obligation was an interest payment, unless an exemption is available. Generally, Irish withholding tax does not apply to interest which is not ‘yearly interest’. Interest payable in respect of the promissory notes should not generally be considered to be ‘yearly interest’ where the promissory notes have a stated maturity date that is 364 days or less following their issuance date and are redeemed in full on or before their stated maturity date. As a result, Irish withholding tax should not apply to the extent that guarantee payments are treated as interest payments in respect of relevant promissory notes. Additionally, even if the guarantee payment was not treated as an interest payment, an obligation to deduct tax could nevertheless arise if the guarantee payment was held to be an ‘annual payment’. An ‘annual payment’ is a form of income payment which is (at least) capable of recurring and which represents ‘pure profit’ in the hands of the recipient, such as an annuity. However, it is not the general practice in Ireland to deduct tax from guarantee payments, assuming the recipient would treat any guarantee payments as part of its ordinary

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business revenues from its lending activities. The Irish Revenue Commissioners have indicated that they would analyse guarantees on a case-by-case basis and it may be possible to seek a direction from the Irish Revenue Commissioners in advance of any payment under a guarantee to confirm that such amounts can be paid without the deduction of tax.

12.

Where a party is vested with a discretion or may determine a matter in his or its opinion, the law of Ireland may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

13.

The courts of Ireland may interpret restrictively any provision purporting to allow the beneficiary of a guarantee or other suretyship to make a material amendment to the obligations to which the guarantee or suretyship relates without further reference to the guarantor or surety.

14.

An Irish court may not give effect to any provision of a contract which (i) provides for a matter to be determined by future agreement or negotiation or (ii) it considers to be devoid of any meaning, vague or uncertain.

15.	A right of set-off provided for in a contract or another document may not be enforceable in all circumstances.